Exhibit 10.1

DEAN FOODS COMPANY

2016 STOCK INCENTIVE PLAN

SECTION 1.  Purpose

The Plan is intended to promote the interests of the Company and its shareholders by (i) attracting and retaining non-employee directors and executive personnel and other key employees of outstanding ability; (ii) motivating non-employee directors and executive personnel and other key employees, by means of performance-related incentives, to achieve longer-range Performance Criteria; and (iii) enabling such non-employee directors and employees to participate in the growth and financial success of the Company.

SECTION 2.  Definitions

(a)  Certain Definitions.  Capitalized terms used herein without definition shall have the respective meanings set forth below:

“Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means (i) for purposes of Incentive Stock Options, any corporation that is a “parent corporation” (as defined in Section 424(e) of the Code) or a “subsidiary corporation” (as defined in Section 424(e) of the Code) of the Company, and (ii) for all other purposes, with respect to any person, any other person that (directly or indirectly) is controlled by, controlling or under common control with such person.

“Award” means any grant or award made pursuant to Sections 5 through 8 of the Plan, inclusive.

“Award Agreement” means either a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award or Awards granted to the Participant, or a written or electronic statement issued by the Company describing the terms and conditions of an Award or Awards.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cause” means (i) the willful failure of a Participant to perform substantially his or her duties; (ii) a Participant’s willful or serious misconduct that has caused, or could reasonably be expected to result in, material injury to the business or reputation of an Employer; (iii) a Participant’s conviction of, or entering a plea of guilty or nolo contendere to, a crime constituting a felony; (iv) the breach by a Participant of any written covenant or agreement with an Employer, any material written policy of any Employer or any Employer’s “code of conduct”, or (v) the Participant’s failure to cooperate with an Employer in any internal investigation or administrative, regulatory or judicial proceeding. In addition, the Participant’s Service shall be deemed to have terminated for Cause if, after the Participant’s Service has terminated (for a reason other than Cause), facts and circumstances are discovered that would have justified a termination for Cause.

“Change in Control” means the first occurrence of any of the following events after the Effective Date:

(i)  any person, entity or “group” (as defined in Section 13(d) of the Act), other than the Company, a wholly-owned subsidiary of the Company, and any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)  the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);

(iii)  the Company consummates a merger or consolidation with any other corporation, and as a result of which (A) persons who were shareholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (B), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity);

(iv)  the shareholders of the Company approve a sale, transfer or other disposition of all or substantially all of the assets of the Company, which is consummated and immediately following which the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition, do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x); and

(v)  the shareholders of the Company approve a plan of complete liquidation of the Company, or such a plan is commenced.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as the Board shall from time to time designate to administer the Plan.

“Company” means Dean Foods Company, a Delaware corporation, and any successor thereto.

“Consultant” means any person, including an advisor, engaged by an Employer to render services to such Employer and who is not a Director or an Employee.

“Designated Beneficiary” means the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

“Director” means any individual who is a member of the Board or the board of directors of an Affiliate of the Company.

“Disability” means, unless another definition is incorporated into the applicable Award Agreement, disability as specified under the long-term disability plan of the Company or an Affiliate thereof that covers the Participant, or if there is no such long-term disability plan, any other termination of a Participant’s Service under such circumstances that the Committee determines to qualify as a Disability for purposes of this Plan; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Disability” then, with respect to any Award made to such Participant, “Disability” shall have the meaning set forth in such employment or severance agreement.

“Effective Date” means May 11, 2016, the date on which the Plan was approved by the Company’s stockholders.

“Employee” means any officer or employee employed by any Employer in a common-law employee-employer relationship.

“Employer” means the Company and any Affiliate thereof.

“Executive Officer” means any “officer” within the meaning of Rule 16(a)-1(f) promulgated under the Act or any “covered employee” within the meaning of Section 162(m)(3) of the Code.

“Fair Market Value” means the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Stock on the date specified as reported by the principal national exchange or trading system on which the Stock is then listed or traded. If there is no reported price information for the Stock, the Fair Market Value will be determined by the Board or the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Stock.

“Full Value Award” shall mean any award of Restricted Stock, Restricted Stock Units or Performance Shares and any Other-Stock Based Awards.

“Incentive Stock Option” means a stock option granted under Section 7 of the Plan that is designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

“Net Exercised” means the exercise of an Option or any portion thereof by the delivery of the greatest number of whole shares of Stock having a Fair Market Value on the date of exercise not in excess of the difference between the aggregate Fair Market Value of the shares of Stock subject to the Option (or the portion of such Option then being exercised) and the aggregate exercise price for all such shares of Stock under the Option (or the portion thereof then being exercised), with any fractional share that would result from such equation to be payable in cash.

“New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

“Non-statutory Stock Option” means a stock option granted under Section 7 of the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-statutory Stock Option.

“Other Stock-Based Award” means an award of, or related to, shares of Stock other than Options, Restricted Stock, Performance Shares, Restricted Stock Units or Performance Units, as granted by the Committee in accordance with the provisions of Section 8 of the Plan.

“Participant” means an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive cash or Stock (as determined by the Committee) upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Criteria” means the objectives established by the Committee for a Performance Period pursuant to Section 5(c) of the Plan for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned. The Performance Criteria that will be used to establish such objectives may be based on any one of, or combination of, the following as selected by the Committee and specified in an Award Agreement from among the following objective measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to the Award have been satisfied: profit before tax; revenue; net revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings and which may be calculated in accordance with existing credit agreements); operating income; operating margin; operating profit; controllable operating profit, or net operating profit; net profit; gross margin; operating expenses or operating expenses as a percentage of revenue; net income; earnings per share; total shareholder return; market share; return on assets or net assets; the Company’s share price; growth in shareholder value relative to a pre-determined index; cash flow (including free cash flow or operating cash flows); individual confidential business objectives; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; improvement in workforce diversity; new product invention or innovation; attainment of research and development milestones; improvements in productivity; and any other metric that is capable of measurement as determined by the Committee. Partial achievement of the Performance Criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

“Performance Period” means the period selected by the Committee during which performance is measured for the purpose of determining the extent to which an Award of Performance Shares, Performance Awards or Performance Units has been earned.

“Performance Share” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive one share of Stock (or the Fair Market Value thereof in cash or any combination of cash and Stock, as determined by the Committee), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria.

“Performance Unit” means an Award granted pursuant to Section 5 of the Plan of a contractual right to receive a fixed or variable dollar denominated unit (or a unit denominated in the Participant’s local currency), or a fraction or multiple thereof, upon the achievement, in whole or in part, of the applicable Performance Criteria. The Committee shall determine whether the earned portion of any such Performance Units shall be payable in cash, Stock or any combination thereof.

“Predecessor Plan” means the Dean Food Company 2007 Stock Incentive Plan, as in effect on the Effective Date.

“Plan” means the Dean Foods Company 2016 Stock Incentive Plan, as amended and/or amended and restated from time to time.

“Qualifying Termination of Employment” means a termination of a Participant’s Service with an Employer by reason of the Participant’s death, Disability or Retirement.

“Restriction Period” means the period of time selected by the Committee during which an Award of Restricted Stock and Restricted Stock Units, as the case may be, is subject to forfeiture and/or restrictions on transfer pursuant to the terms of the Plan.

“Restricted Stock” means shares of Stock contingently granted to a Participant under Section 6 of the Plan.

“Restricted Stock Unit” means a fixed or variable stock denominated unit contingently awarded to a Participant under Section 6 of the Plan.

“Retirement” means, unless another definition is incorporated into the applicable Award Agreement, a termination of the Participant’s Service at or after the Participant’s normal retirement age or earlier retirement date established under any qualified retirement plan maintained by the Company; provided that if a Participant is a party to an employment or individual severance agreement with an Employer that defines the term “Retirement” then, with respect to any Award made to such Participant, “Retirement” shall have the meaning set forth in such employment or severance agreement.

“Service” means the provision of services to the Company or its Affiliates in the capacity of (i) an Employee, (ii) a Director, or (iii) a Consultant.

“Special Termination” means a termination of the Participant’s Service due to death or Disability.

“Stock” means the common stock of the Company, par value $0.01 per share.

“Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with an Option, designated as an SAR under Section 7 of the Plan.

“Subsidiary” means any business entity in which the Company possesses directly or indirectly fifty percent (50%) or more of the total combined voting power.

(b)  Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

SECTION 3.  Powers of the Committee

(a)  Eligibility.  Each Employee, Director or Consultant who, in the opinion of the Committee, has the capacity to contribute to the success of the Company is eligible to be a Participant in the Plan.

(b)  Power to Grant and Establish Terms of Awards.  The Committee shall have the discretionary authority, subject to the terms of the Plan, to determine which Employees, Directors or Consultants to whom Awards shall be granted, the type or types of Awards to be granted, and the terms and conditions of any and all Awards including, without limitation, the number of shares of Stock subject to an Award, the time or times at which Awards shall be granted, and the terms and conditions of applicable Award Agreements. The Committee may establish different terms and conditions for different types of Awards, for different Participants receiving the same type of Award, and for the same Participant for each type of Award such Participant may receive, whether or not granted at the same or different times. Subject to the otherwise applicable provisions of the Plan, the Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(c)  Administration.  The Plan shall be administered by the Committee. The Committee shall have sole and complete authority and discretion to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee’s decisions (including any failure to make decisions) shall be binding upon all persons, including the Company, shareholders, Employers, and each Employee, Director, Consultant, Participant or Designated Beneficiary, and shall be given deference in any proceeding with respect thereto

(d)  No Repricing.  Notwithstanding anything in the Plan to the contrary, except to the extent arising pursuant to an adjustment effected in accordance with Section 4(d), the Committee shall not have the authority to amend or otherwise modify any outstanding Option or SAR in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing or otherwise provide consideration for the cancellation or surrender of any Option or SAR that has an exercise price above the then Fair Market Value of a share of Stock.

(e)  Minimum Service Requirement.  Except as specified below, notwithstanding the Committee’s discretion in setting the original terms of any Award, except in the case of any Award granted under the Plan in respect of an adjustment under Section 4(d) or any Award granted in replacement or assumption of a pre-existing award in connection with an acquisition by the Company or a Subsidiary of, or merger or other consolidation with the Company or a Subsidiary, of another entity, no Award may provide that such Award shall vest, in whole or in part, prior to the Participant completing of one year of service or the achievement of the performance conditions applicable to the vesting if such Award. Regardless of this Section 3(e), the Committee may grant Awards under the Plan for up to 5% of the number of shares authorized for issuance under Section 4(a) that have terms that do not comply with this minimum service requirement.

(f)  Delegation by the Committee.  The Committee may delegate to the Company’s Chief Executive Officer and/or to such other officer(s) of the Company, the power and authority to make and/or administer Awards under the Plan with respect to individuals who are below the position of an executive officer of the Company, pursuant to such conditions and limitations as the Committee may establish, and only the Committee or the Board may select, and grant Awards to, executive officers or exercise any other discretionary authority under the Plan in respect of Awards granted to such executive officers. Unless the Committee shall otherwise specify, any delegate shall have the authority and right to exercise (within the scope of such person’s delegated authority) all of the same powers and discretion that would otherwise be available to the Committee pursuant to the terms hereof. The Committee may also appoint agents (who may be officers or employees of the Company) to assist in the administration of the Plan and may grant authority to such persons to execute agreements, including Award Agreements, or other documents on its behalf. All expenses incurred in the administration of the Plan, including, without limitation, for the engagement of any counsel, consultant or agent, shall be paid by the Company.

(g)  Restrictive Covenants and Other Conditions.  Without limiting the generality of the foregoing, the Committee may condition the grant of any Award under the Plan upon the Participant to whom such Award would be granted agreeing in writing to certain conditions (such as restrictions on the ability to transfer the underlying shares of Stock) or covenants in favor of the Company and/or one or more Affiliates thereof (including, without limitation, covenants not to compete, not to solicit employees and customers and not to disclose confidential information, that may have effect following the termination of the Participant’s Service and after the Stock subject to the Award has been transferred to the Participant), including, without limitation, the requirement that the Participant disgorge any profit, gain or other benefit received in respect of the Award prior to any breach of any such covenant.

(h)  Clawback.  Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company).

(i)  Participants Based Outside the United States.  To conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth in Section 4 of the Plan regarding the maximum number of shares of Stock issuable hereunder and the maximum Award to any single Participant, the Committee may (i) modify the terms and conditions of Awards granted to Participants employed outside the United States (“Non-US Awards”), (ii) establish, without amending the Plan, subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances (“Subplans”), and (iii) take any action which it deems advisable to obtain, comply with or otherwise reflect any necessary governmental regulatory procedures, exemptions or approvals with respect to the Plan. The Committee’s decision to grant Non-US Awards or to establish Subplans is entirely voluntary and at the complete discretion of the Committee. The Committee may amend, modify or terminate any Subplans at any time, and such amendment, modification or termination may be made without prior notice to the Participants. The Company, Subsidiaries, Affiliates of any of the foregoing and members of the Committee shall not incur any liability of any kind to any Participant as a result of any change, amendment or termination of any Subplan at any time. The benefits and rights provided under any Subplan or by any Non-US Award (i) are wholly discretionary and, although provided by either the Company, a Subsidiary or Affiliate of any of the foregoing, do not constitute regular or periodic payments and (ii) are not to be considered part of the Participant’s salary or compensation under the Participant’s employment with the Participant’s local employer for purposes of calculating any severance, resignation, redundancy or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits or rights of any kind. If a Subplan is terminated, the Committee may direct the payment of Non-US Awards (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments.

SECTION 4.  Maximum Amount Authorized For Awards

(a)  Number.  Subject in all cases to the provisions of this Section 4, the maximum number of shares of Stock that are authorized for Awards shall be 11,750,000 shares, which number is inclusive of the number of shares of Stock remaining available for issuance as of the Effective Date under the Predecessor Plan (which shall be transferred into this Plan upon the Effective Date and shall become available for grant under this Plan). Such maximum number of shares shall be subject to adjustment in Section 4(d). For purposes of complying with the authorization set forth in this Section 4(a), any shares of Stock subject to Full Value Awards granted under the Plan shall be counted as though the grant of two (2) shares of Stock for every share of Stock subject thereto. Notwithstanding the provisions of Section 4(b) of the Plan, the maximum number of shares of Stock that may be issued in respect of Incentive Stock Options shall not exceed 1,000,000 shares. Shares of Stock may be made available from Stock held in treasury or authorized but unissued shares of the Company not reserved for any other purpose.

(b)  Canceled, Terminated or Forfeited Awards, Etc.  Any shares of Stock subject to an Award granted under the Plan or the Predecessor Plan which for any reason expires after the Effective Date without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock shall be available for grant under the Plan; provided that, for purposes of Section 4(a), (i) upon the Net Exercise of any Options or the exercise of any SAR granted under the Plan or the Predecessor Plan, the gross number of shares as to which such Option or SAR is being exercised, and not just the net number of shares delivered upon such exercise, shall be treated as issued pursuant to the Plan and (ii) any shares of Stock that are cancelled or surrendered to satisfy a Participant’s applicable tax withholding obligations with respect to any awards granted under the Plan or the Predecessor Plan shall not again become available for issuance. To the extent that any Full Value Award granted under the Plan, or granted under the Predecessor Plan expires without having been exercised, is canceled or terminated or otherwise is settled without the issuance of any Stock, such recovery of such Award shall be treated for purposes of applying the maximum share limitation in Section 4(a) as a recovery of two (2) shares of Stock for each share of Stock subject to such Full Value Award granted under the Plan after the Effective Date or 1.67 shares of Stock for each such share of Stock granted at any time under the Predecessor Plan. In no event shall any shares surrendered by a Participant to exercise any Award or the repurchase of shares by the Company from any cash proceeds paid to exercise any Award increase the number of shares of Stock available for issuance under the Plan.

(c)  Individual Award Limitations.  No Participant may be granted under the Plan in any calendar year Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units covering an aggregate of more than 1,000,000 shares of Stock, subject to adjustment in Section 4(d). No Participant may be granted Options and SARs on more than 1,000,000 shares of Stock under the Plan in any calendar year, subject to adjustment in Section 4(d). The maximum aggregate cash payment with respect to cash-based Awards (including Performance Awards) granted in any one fiscal year that may be made to any Participant shall be $5,000,000. Notwithstanding the foregoing, no non-employee Director may be granted under the Plan in any calendar year (i) stock based Awards having a value, at the date of grant, in excess of $500,000, as determined based on the methodologies then applicable under the financial accounting rules applicable in respect of the Company’s audited financial statements, or (ii) cash-based Awards having a value, at the date of grant, in excess of $500,000.

(d)  Adjustment of Awards Upon the Occurrence of Certain Events.  In the event of changes in the outstanding Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the grant date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and SARs, the maximum number of shares of Stock subject to all Awards stated in Section 4(a) and the maximum number of shares of Stock with respect to which any one person may be granted Awards during any period stated in Section 4(c) shall be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 4(d), unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 4(d) will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 4(d) will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Further, with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any adjustments or substitutions will not cause the Company to be denied a tax deduction on account of Section 162(m)

of the Code. Fractional shares of Stock resulting from any adjustment in Awards pursuant to this Section 4(d) may be settled in cash or otherwise as the Committee determines. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

SECTION 5.  Performance Awards, Performance Shares and Performance Units

(a)  Generally.  The Committee shall have the authority to determine the Participants who shall receive Performance Awards, Performance Shares and Performance Units, the number of Performance Shares and the number and value of Performance Units each Participant receives for each or any Performance Period, and the Performance Criteria applicable in respect of such Performance Awards, Performance Shares and Performance Units for each Performance Period. The Committee shall determine the duration of each Performance Period (which may differ from each other), and there may be more than one Performance Period in existence at any one time as to any Participant or all or any class of Participants. Each grant of Performance Shares and Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares and the number and value of Performance Units awarded to the Participant, the Performance Criteria applicable thereto, and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. No shares of Stock will be issued at the time an Award of Performance Shares is made, and the Company shall not be required to set aside a fund for the payment of Performance Shares or Performance Units. Subject to the terms of the Plan, Performance Awards may be granted to Participants in such amounts, subject to such Performance Criteria, and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

(b)  Earned Performance Awards, Performance Shares and Performance Units.  Performance Awards, Performance Shares and Performance Units shall become earned, in whole or in part, based upon the attainment of specified Performance Criteria or the occurrence of any event or events, including a Change in Control, as the Committee shall determine, either at or after the grant date. In addition to the achievement of the specified Performance Criteria, the Committee may, at the grant date, condition payment of Performance Awards, Performance Shares and Performance Units on the Participant completing a minimum period of Service following the grant date or on such other conditions as the Committee shall specify. The Committee may provide, at the time of any grant of Performance Shares or Performance Units, that if performance relative to the Performance Criteria exceeds targeted levels, the number of shares issuable in respect of each Performance Share or the value payable in respect of each Performance Unit shall be adjusted by such multiple (not in excess of 200%) as the Committee shall specify.

(c)  Performance Criteria.  Performance Criteria may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. When establishing Performance Criteria for a Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, mergers, acquisitions, divestitures, discontinued operations, other unusual or non-recurring items, the cumulative effects of accounting changes or such other objective factors as the Committee deems appropriate. Except in the case of Awards to Executive Officers intended to be “other performance-based compensation” under Section 162(m)(4) of the Code, the Committee may also adjust the Performance Criteria for any Performance Period as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(d)  Special Rule for Performance Criteria.  If, at the time of grant, the Committee intends an Award of Performance Awards, Performance Shares or Performance Units to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, the Committee must establish the Performance Criteria for the applicable Performance Cycle no later than the 90th day after the Performance Cycle begins (or by such other date as may be required under Section 162(m) of the Code).

(e)  Certification of Attainment of Performance Criteria.  As soon as practicable after the end of a Performance Cycle and prior to any payment in respect of such Performance Cycle, the Committee shall certify in writing the amount of the Performance Award, the number of Performance Shares, or the number and value of Performance Units, that have been earned on the basis of performance in relation to the established Performance Criteria. In no event may the Committee (i) with respect to an Award of Performance Awards, Performance Shares or Performance Units intended to qualify as “other performance-based compensation” within the meaning of Section 162(m)(4) of the Code, increase the value of an Award of Performance Award, Performance Shares or Performance Units above the maximum value determined pursuant to the attainment of the applicable Performance Criteria, but the Committee may retain the discretion to reduce the value below such maximum, or (ii) increase the value of an Award of Performance Awards, Performance Shares or Performance Units above the maximum amounts set forth in Section 4(c) hereof.

(f)  Payment of Awards.  Earned Performance Awards, Performance Shares and the value of earned Performance Units shall be distributed to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary, as soon as practicable after the expiration of the Performance Period and the Committee’s certification under Section 5(e) above, provided that (i) earned Performance Awards, Performance Shares and the value of earned Performance Units shall not be distributed to a Participant until any other conditions on payment of such Awards established by the Committee have been satisfied, and (ii) any amounts payable in respect of Performance Awards, Performance Shares or Performance Units pursuant to Section 9 of the Plan shall be distributed in accordance with Section 9. The Committee shall determine whether Performance Awards, Performance Shares and the value of earned Performance Units are to be distributed in the form of cash, shares of Stock or in a combination thereof, with the value or number of shares of Stock payable to be determined based on the Fair Market Value of Stock on the date of the Committee’s certification under Section 5(e) above.

(g)  Dividend Equivalents.  The Committee shall determine whether and to what extent dividends payable on Stock will be credited to a Participant in respect of a Performance Share, Performance Unit or Performance Award. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Performance Shares shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(h)  Newly Eligible Participants.  Notwithstanding anything in this Section 5 to the contrary, the Committee shall be entitled to make such rules, determinations and adjustments as it deems appropriate with respect to any Participant who becomes eligible to receive Performance Awards, Performance Shares or Performance Units after the commencement of a Performance Cycle.

(i)  Termination of Service.  Notwithstanding the otherwise applicable terms of any Performance Award or award of Performance Shares or Performance Units, the following provisions shall apply in respect of the termination of a Participant’s Service for the Company and its Subsidiaries:

(i)  Qualifying Termination of Employment.  Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, a Participant whose Service terminates by reason of a Qualifying Termination of Employment on or after the first anniversary of the commencement of the relevant Performance Cycle (or such other period as the Committee shall specify at the time of grant of the Performance Awards, Performance Shares or Performance Units) shall be entitled to a distribution of the same Performance Awards, number of Performance Shares, or the value of Performance Units (without pro-ration) that would have been payable for the Performance Cycle had his or her Service continued until the end of the applicable Performance Cycle. Any Performance Awards, Performance Shares or value of Performance Units becoming payable in accordance with the preceding sentence shall be paid at the same time as the Performance Awards, Performance Shares and the value of Performance Units are paid to other Participants (or at such earlier time as the Committee may permit). Any rights that a Participant or Designated Beneficiary may have in respect of any Performance Awards, Performance Shares or Performance Units outstanding at the date of the Qualifying Termination of Employment that are not available to be earned or that are not earned in accordance with this Section 5(h)(i) shall be forfeited and canceled, effective as of the date of the Participant’s termination of Service.

(ii)  Termination for any Other Reason.  Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service is terminated for any reason other than a Qualifying Termination of Employment during a Performance Cycle, all of the Participant’s rights to Performance Awards, Performance Shares and Performance Units related to such Performance Cycle shall be immediately forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unearned Performance Awards, Performance Shares and Performance Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)  Termination in Connection with a Change in Control.  Notwithstanding anything to the contrary in this Section 5(h), Section 9 of the Plan shall determine the treatment of Performance Awards, Performance Shares and Performance Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 6.  Restricted Stock and Restricted Stock Units

(a)  Grant.  Restricted Stock and Restricted Stock Units may be granted to Participants at such time or times as shall be determined by the Committee. The grant date of any Restricted Stock or Restricted Stock Units under the Plan will be the date on which such Restricted Stock or Restricted Stock Units are awarded by the Committee, or such other date as the Committee shall determine. Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement that shall specify (i) the number of shares of Restricted Stock and the number of Restricted Stock Units granted to each Participant, (ii) the Restriction Period(s) applicable thereto and (iii) such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. Awards of Restricted Stock Units shall be evidenced by a bookkeeping entry in the Company’s records (or by such other reasonable method as the Company shall determine from time to time).

(b)  Vesting.  Restricted Stock and Restricted Stock Units granted to Participants under the Plan shall be subject to a Restriction Period. Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued Service with his or her Employer on such date, the Restricted Stock shall vest ratably over three (3) years upon each anniversary of the grant date. The Committee may provide that the Restriction Period on Restricted Stock or Restricted Stock Units shall lapse, in whole or in part, upon the achievement of performance criteria (and without regard to the minimum service requirement), which criteria shall be selected from those available to the Committee under Section 5(c) of the Plan, provided that any Award of Restricted Stock made to any Executive Officer that is intended to qualify as “other performance-based compensation” under Section 162(m) of the Code shall be subject to the same restrictions and limitations applicable to Awards of Performance Shares under Section 5(d) of the Plan and subject to the certification required under Section 5(e) of the Plan. The Restriction Period shall also lapse, in whole or in part, upon the occurrence of any event or events, including a Change in Control, specified in the Plan, or specified by the Committee, in its discretion, either at or after the grant date of the applicable Award.

(c)  Dividend Equivalents.  The Committee shall determine whether and to what extent dividends payable on Stock will be credited, or paid currently, to a Participant in respect of an Award of Restricted Stock Units. Unless otherwise determined by the Committee at or after the grant date, a Participant holding Restricted Stock Units shall not be entitled to exercise any voting rights and any other rights as a shareholder with respect to shares of Stock underlying such Award.

(d)  Settlement of Restricted Stock and Restricted Stock Units.  At the expiration of the Restriction Period for any Restricted Stock, the Company shall remove the restrictions applicable to the Restricted Stock, and shall, upon request, deliver the stock certificates evidencing such Restricted Stock to the Participant or the Participant’s legal representative (or otherwise evidence the issuance of such shares free of any restrictions imposed under the Plan). At the expiration of the Restriction Period for any Restricted Stock Units, for each such Restricted Stock Unit, the Participant shall receive, in the Committee’s discretion, (i) a cash payment equal to the Fair Market Value of one share of Stock as of such payment date, (ii) one share of Stock or (iii) any combination of cash and shares of Stock having an aggregate value equal to the Fair Market Value of one share of Stock.

(e)  Restrictions on Transfer.  Except as provided herein in Section 12(b) or in an Award Agreement, shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restriction Period. Any such attempt by the Participant to sell, assign, transfer, pledge or encumber shares of Restricted Stock and Restricted Stock Units without complying with the provisions of the Plan shall be void and of no effect.

(f)  Termination of Service.  Notwithstanding the otherwise applicable terms of any Restricted Stock or Restricted Stock Unit Award, the following provisions shall apply in respect of the termination of a Participant’s Service for the Company and its Subsidiaries:

(i)  Qualifying Termination of Employment.  Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates by reason of a Qualifying Termination of Employment during the Restriction Period, a pro rata portion of any Stock related to Restricted Stock or a Restricted Stock Unit held by such Participant shall become nonforfeitable at the date of such termination, based on the number of full calendar months of such Participant’s Service relative to the number of full calendar months in the relevant Restriction Period.

(ii)  Termination for any Other Reason.  Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if a Participant’s Service terminates for any reason other than a Qualifying Termination of Employment during the Restriction Period, any Restricted Stock or Restricted Stock Units held by such Participant shall be forfeited and canceled as of the date of such termination of Service. Notwithstanding the immediately preceding sentence, a Participant’s rights in respect of unvested Restricted Stock or Restricted Stock Units shall in all events be immediately forfeited and canceled as of the date of the Participant’s termination of Service for Cause.

(iii)  Termination in Connection with a Change in Control.  Notwithstanding anything to the contrary in this Section 6(f), Section 9 of the Plan shall determine the treatment of Restricted Stock and Restricted Stock Units upon a Change in Control, including the treatment of such Awards granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

SECTION 7.  Stock Options and Stock Appreciation Rights

(a)  Grant.  Options and Stock Appreciation Rights (“SARs”) may be granted to Participants at such time or times as shall be determined by the Committee. The Committee shall have the authority to grant Incentive Stock Options, Non-statutory Stock Options and SARs. The grant date of an Option or SAR under the Plan will be the date on which the Option or SAR is awarded by the Committee, or such other future date as the Committee shall determine in its sole discretion. Each Option or SAR shall be evidenced by an Award Agreement that shall specify the type of Option Award granted, the exercise price, the duration of the Option or SAR, the number of shares of Stock to which the Option or SAR pertains, the conditions upon which the Option or SAR or any portion thereof shall become vested or exercisable and such other terms and conditions not inconsistent with the Plan as the Committee shall determine, including customary representations, warranties and covenants with respect to securities law matters. For the avoidance of doubt, Incentive Stock Options may only be granted to Employees.

(b)  Exercise Price.  The Committee shall establish the exercise price at the time each Option or SAR is granted, which price shall not be less than 100% of the Fair Market Value of the Stock on the grant date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the exercise price shall be at least 110% of the Fair Market Value of the Stock on the grant date.

(c)  Vesting.  Except as otherwise determined by the Committee at or after the grant date, and subject to the Participant’s continued Service with his or her Employer on such date, each Option and SAR awarded to a Participant under the Plan shall become vested and exercisable in three (3) approximately equal installments on each of the first three (3) anniversaries of the grant date. In its discretion, the Committee may establish performance conditions with respect to the exercisability of any Option or SAR during a Performance Period selected by the Committee.

(d)  Exercisability.  No Option or SAR shall be exercisable on or after the tenth (10th) anniversary of its grant date (or, with respect to an Incentive Stock Option granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate thereof, the fifth (5th) anniversary of the grant). No Option may be exercised for a fraction of a share of Stock. The Committee may impose such conditions with respect to the exercise of Options or SARs, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(e)  Payment of Option Exercise Price.  No Stock shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefore is received by the Company. Such payment may be made in cash or its equivalent or, if permitted by the Committee, (i) by exchanging shares of Stock owned by the Participant for at least six months (or for such greater or lesser period as the Committee may determine from time to time) and which are not the subject of any pledge or other security interest, (ii) through an arrangement with a broker approved by the Company whereby payment of the exercise price is accomplished with the proceeds of the sale of Stock or (iii) by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such exercise price of the portion of the Option being exercised. Additionally, to the extent authorized by the Committee (whether at or after the grant date), Options may be Net Exercised subject to such terms and conditions as the Committee may from time to time impose. The Company may not make a loan to a Participant to facilitate such Participant’s exercise of any of his or her Options or payment of taxes.

(f)  Payment of SAR Amount.  Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Stock on the date of exercise over the grant price; by (ii) the number of shares of Stock with respect to which the SAR is exercised. At the sole discretion of the Committee, the payment upon SAR exercise may be in cash, in shares of Stock of equivalent value, or in some combination thereof.

(g)  Incentive Stock Option Status.  Notwithstanding anything in this Plan to the contrary, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time.

(h)  Termination of Service.  Notwithstanding the otherwise applicable terms of the Option or SAR, the following provisions shall apply in respect of the termination of a Participant’s Service for the Company and its Subsidiaries:

(i)  Special Termination.  Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, if the Participant’s Service is terminated due to a Special Termination, then all Options and SARs held by the Participant on the effective date of such Special Termination shall vest and become exercisable and shall remain exercisable until the first to occur of (A) the first anniversary of the effective date of such Special Termination (or, for Incentive Stock Options, the first anniversary of such Special Termination) or (B) the expiration date of the Option or SAR.

(ii)  Termination for any Other Reason.  Unless otherwise determined by the Committee at or after the grant date, or except as provided in an employment or individual severance agreement between a Participant and an Employer, (A) if the Participant’s Service is voluntarily or involuntarily terminated for any reason other than a Special Termination prior to the expiration date of the Option or SAR, any Options and SARs that have not become vested and exercisable on or before the effective date of such termination shall terminate on such effective date, and (B) if the Participant’s Service is terminated voluntarily or involuntarily for any reason other than a Special Termination or for Cause, any vested and exercisable Options and SARs then held by the Participant shall remain exercisable for a period of 90 days following the effective date of such termination of Service.

(iii)  Termination for Cause.  Notwithstanding anything contrary in this Section 7(g), if the Participant’s Service is terminated for Cause, then all Options or SARs (whether or not then vested or exercisable) shall terminate and be canceled immediately upon such termination, regardless of whether then vested or exercisable.

(iv)  Termination in Connection with a Change in Control.  Notwithstanding anything to the contrary in this Section 7(g), Section 9 of the Plan shall determine the treatment of Options and SARs upon a Change in Control, including the treatment of Options and SARs granted to any Participant whose Service is involuntarily terminated by an Employer other than for Cause or whose Service is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof.

(i)  Restrictions on Transferability.  The Committee may impose such restrictions on any Stock acquired pursuant to the exercise of an Option granted pursuant to this Plan as it may deem advisable, including, without limitation, requiring the Participant to hold the Stock acquired pursuant to exercise for a specified period of time, or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Stock is listed and/or traded.

(j)  Dividends and Other Distributions.  Participants who hold Options or SARs granted hereunder shall not be credited with dividends, dividend equivalents, or other additional rights or benefits on account of dividends declared or paid with respect to the underlying Shares, except as provided in Section 4(d).

SECTION 8.  Other Stock-Based Awards

(a)  Other Stock Based Awards.  The Committee may grant Other Stock-Based Awards, including, but not limited to, the outright grant of Stock in satisfaction of obligations of the Company or any Affiliate thereof under another compensatory plan, program or arrangement, modified Awards intended to comply with or structured in accordance with the provisions of applicable non-U.S. law or practice, or the sale of Stock, in such amounts and subject to such terms and conditions as the Committee shall determine, including, but not limited to, the satisfaction of Performance Criteria. Each Other-Stock Based Award shall be evidenced by an Award Agreement that shall specify the terms and conditions applicable thereto. Any Other Stock-Based Award may entail the transfer of actual shares of Stock or the payment of the value of such Award in cash based upon the value of a specified number of shares of Stock, or any combination of the foregoing, as determined by the Committee. The terms of any Other Stock-Based Award need not be uniform in application to all (or any class of) Participants, and each Other Stock-Based Award granted to any Participant (whether or not at the same time) may have different terms.

(b)  Termination of Service.  In addition to any other terms and conditions that may be specified by the Committee, each Other Stock-Based Award shall specify the impact of a termination of Service upon the rights of a Participant in respect of such Award. At the discretion of the Committee, such conditions may be the same as apply with respect to Restricted Stock or Restricted Stock Units, or may contain terms that are more or less favorable to the Participant.

SECTION 9.  Change In Control

(a)  Awards Not Replaced By Alternative Awards.  Notwithstanding any other provision of the Plan to the contrary, the provisions of this Section 9 shall govern the rights of Participants in the event of a Change of Control. Except to the extent that an Alternative Award is provided to a Participant in accordance with Section 9(b) with respect to any Award, or except as may otherwise be provided in an employment or individual severance agreement or between a Participant and an Employer or an Award Agreement, upon a Change in Control (i) all outstanding Options shall become vested and exercisable immediately, (ii) the Restriction Period on all outstanding Restricted Stock and Restricted Stock Units shall lapse immediately and (iii) all outstanding Performance Awards, Performance Shares and Performance Units shall become vested and payable in the amounts determined as provided below. Each outstanding Performance Award, Performance Share and Performance Unit shall be canceled in exchange for a payment equal to the greater of the amount that would have been payable in respect to such Award (a) had the performance with respect thereto been achieved at target or (b) based on the actual performance to the date of the Change in Control (or the closest date to the Change in Control as of which such performance may reasonably be determined). Additionally, the Committee (as constituted prior to the Change in Control) may provide that in connection with the Change in Control (i) each Option shall be canceled in exchange for a payment in an amount equal to the excess, if any, of the Fair Market Value over the exercise price for such Option, with any Option having an exercise price at or below such Fair Market Value cancelled for a payment of zero, and (ii) each share of Restricted Stock and each Restricted Stock Unit shall be canceled in exchange for a payment in an amount equal to the Fair Market Value, multiplied by the number of shares of Stock covered by such Award. Any amounts payable in accordance with this Section 9(a) shall be made in cash or, if determined by the Committee (as constituted prior to the Change in Control), in shares of the stock of the New Employer that are registered and freely tradable on an established U.S. securities market and that have an aggregate fair market value equal to the amount otherwise payable in cash, or in a combination of such shares of New Employer stock and cash. All amounts payable under this Section 9(a) shall be payable in full, as soon as reasonably practicable, but in no event later than ten business days, following the Change in Control. For purposes hereof, the fair market value of one share of common stock of the New Employer shall be determined on the date the Change of Control occurs applying the definition of Fair Market Value hereunder to the New Employer common stock.

(b)  Alternative Awards.  Notwithstanding the provisions of Section 9(a), no cancellation, acceleration of exercisability, vesting, issuance of shares, cash settlement or other payment shall occur with respect to any Award or any class of Awards, in either case, if such Award or class of Awards shall be honored or assumed, or new rights substituted therefor (such honored, assumed or substituted award hereinafter called an “Alternative Award”) by a New Employer immediately following the Change in Control, provided that the Committee reasonably determines in good faith prior to the occurrence of a Change in Control that such Alternative Award will:

(i)  be based on stock which is traded on an established U.S. securities market, or which will be so traded within 60 days following the Change in Control;

(ii)  provide such Participant (or each Participant in a class of Participants) with rights and entitlements substantially equivalent to or better than the rights and entitlements applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment;

(iii)  in the case of any Alternative Award provided in respect of any Award other than Performance Awards, Performance Shares and Performance Units, have substantially equivalent economic value to such Award (as determined by the Committee as constituted immediately prior to the Change in Control, in its sole discretion) promptly after the Change in Control;

(iv)  in the case of any Alternative Award provided in respect of any Performance Awards, Performance Shares and Performance Units, relate to a number of shares of restricted stock (or a contractual right to receive a number of shares of the stock) of the New Employer having a fair market value at the date of the Change in Control equal to the amount that would have been payable in respect of such Performance Awards, Performance Shares or Performance Units at the time of the Change in Control under the provisions of Section 9(a) and that will become vested, if at all, subject to the continued performance of services by the Participant through the date the applicable performance period would otherwise have lapsed or, if earlier, the date of the Participant’s death or termination of employment due to Disability;

(v)  have terms and conditions which provide that if the Participant’s employment is involuntarily terminated or constructively terminated (other than for Cause) upon or within two years following such Change in Control, any forfeiture conditions related to a Participant’s rights under, or any restrictions on transfer or exercisability applicable to, each such Alternative Award (including any Alternative Award related to New Employer restricted stock or restricted stock units issued in respect of a Performance Award, Performance Share or Performance Unit pursuant to subclause (iv) above) shall be waived or shall lapse, as the case may be. For this purpose, a constructive termination shall have the meaning specified in an employment or individual severance agreement between a Participant and an Employer or in Award Agreement or, if no such agreement shall be in effect as to the Participant, shall mean a termination of employment by a Participant following a material reduction in the Participant’s compensation or the relocation of the Participant’s principal place of employment to another location more than 50 miles farther away from the Participant’s home than the Participant’s prior principal place of employment, in each case, without the Participant’s prior written consent.

Notwithstanding the foregoing provisions of this Section 9(b), any Restricted Stock Units that are deferred compensation subject to Code Section 409A shall not be subject to the provisions of this Section 9(b) and, upon a Change in Control, the Restricted Period of each such Restricted Stock Unit Award shall expire, all such Restricted Stock Units shall become nonforfeitable, and payment of such Restricted Stock Units shall be made within thirty (30) days after the Change in Control.

(c)  Termination of Service Prior to Change in Control.  In the event that any Change in Control occurs as a result of any transaction described in clause (iii) or (iv) of the definition of such term, any Participant whose Service is involuntarily terminated by an Employer other than for Cause or is terminated due to a Special Termination, in either case, on or after the date on which the shareholders of the Company approve the transaction giving rise to the Change in Control, but prior to the consummation thereof, shall be treated, solely for purposes of this Plan (including, without limitation, this Section 9), as continuing in Service until the occurrence of such Change in Control and to have been terminated immediately thereafter.

SECTION 10.  Effective Date, Amendment, Modification and Termination of the Plan or Awards

The Plan shall be effective on the Effective Date, and shall continue in effect, unless sooner terminated pursuant to this Section 10, until the tenth anniversary of the Effective Date, after which no new Awards may be granted under the Plan. The Board may at any time in its sole discretion, for any reason whatsoever, terminate or suspend the Plan, and from time to time may amend or modify the Plan; provided that without the approval by a majority of the votes cast at a duly constituted meeting of shareholders of the Company, no amendment or modification to the Plan may (i) materially increase the benefits accruing to Participants under the Plan, (ii) except as otherwise expressly provided in Section 4(d) of the Plan, materially increase the number of shares of Stock subject to the Plan or the individual Award limitations specified in Section 4(c) of the Plan, (iii) materially modify the requirements for participation in the Plan or (iv) materially modify the Plan in any other way that would require shareholder approval under any regulatory requirement that the Committee determines to be applicable. In the event that the Committee shall determine that such action would, taking into account such factors as it deems relevant, be beneficial to the Company, the Committee may affirmatively act to amend, modify or terminate any outstanding Award at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, subject to Section 4(d), including without limitation, to change the date or dates as of which (A) an Option becomes exercisable, (B) a Performance Award, Performance Share or Performance Unit is deemed earned, or (C) Restricted Stock and Restricted Stock Units becomes nonforfeitable, except that no outstanding Option or SAR may be amended or otherwise modified or exchanged (other than in connection with a transaction described in Section 4(d) of the Plan) in a manner that would have the effect of reducing its original exercise price or otherwise constitute repricing. Any such action by the Committee shall be subject to the Participant’s consent if the Committee determines that such action would adversely affect in any material way the Participant’s rights under such Award, whether in whole or in part. No amendment, modification or termination of the Plan or any Award shall adversely affect in any material way any Award theretofore granted under the Plan, without the consent of the Participant.

SECTION 11.  Deferrals and Section 409A

Notwithstanding anything in this Plan to the contrary, no terms of this Plan relating to Awards or any deferral with respect thereto shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to cause an Award, or the deferral or payment thereof, to become subject to interests and additional tax under Section 409A. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

SECTION 12.  General Provisions

(a)  Withholding.  The Employer shall have the right to deduct from all amounts paid to a Participant in cash (whether under this Plan or otherwise) any amount required by law to be withheld in respect of Awards under this

Plan as may be necessary in the opinion of the Employer to satisfy any applicable tax withholding requirements under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gains taxes, transfer taxes, and social security contributions that are required by law to be withheld. In the case of payments of Awards in the form of Stock, at the Committee’s discretion, the Participant shall be required to either pay to the Employer the amount of any taxes required to be withheld with respect to such Stock or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

(b)  Nontransferability of Awards.  No Award shall be assignable or transferable except by will or the laws of descent and distribution; provided that the Committee may permit (on such terms and conditions as it shall establish) a Participant to transfer an Award for no consideration to the Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have all of the beneficial interest and any other entity in which these persons (or the Participant) own all of the voting interests (“Permitted Transferees”). Except to the extent required by law, no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant. All rights with respect to Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or, if applicable, his or her Permitted Transferee(s). The rights of a Permitted Transferee shall be limited to the rights conveyed to such Permitted Transferee, who shall be subject to and bound by the terms of the agreement or agreements between the Participant and the Company.

(c)  No Limitation on Compensation.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation, in cash or property, in a manner which is not expressly authorized under the Plan.

(d)  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement. In such an instance, unless the Committee determines to round payments up to the nearest whole Share, determines that payment shall be made in cash, or determines otherwise, fractional Shares and any rights thereto shall be forfeited or otherwise eliminated.

(e)  No Right to Employment.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Employer. The grant of an Award hereunder, and any future grant of Awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the grant of an Award nor any future grant of Awards by the Company shall be deemed to create any obligation to grant any further Awards, whether or not such a reservation is explicitly stated at the time of such a grant.

The Plan shall not be deemed to constitute, and shall not be construed by the Participant to constitute, part of the terms and conditions of employment and participation in the Plan shall not be deemed to constitute, and shall not be deemed by the Participant to constitute, an employment or labor relationship of any kind with an Employer. Each Employer expressly reserves the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein and in any agreement entered into with respect to an Award. The Company expressly reserves the right to require, as a condition of participation in the Plan, that Award recipients agree and acknowledge the above in writing. Further, the Company expressly reserves the right to require Award recipients, as a condition of participation, to consent in writing to the collection, transfer from the Employer to the Company and third parties, storage and use of personal data for purposes of administering the Plan.

(f)  No Rights as Shareholder.  Subject to the provisions of the applicable Award contained in the Plan and in the Award Agreement, no Participant, Permitted Transferee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Stock to be distributed under the Plan until he or she has become the holder thereof.

(g)  Construction of the Plan.  The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Delaware (without reference to the principles of conflicts of law).

(h)  Compliance with Legal and Exchange Requirements.  The Plan, the granting and exercising of Awards thereunder, and any obligations of the Company under the Plan, shall be subject to all applicable federal, state and foreign country laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Stock is listed. The Company, in its discretion, may postpone the granting and exercising of Awards, the issuance or delivery of Stock under any Award or any other action permitted under the Plan to permit the Company, with reasonable diligence, to complete such stock exchange listing or registration or qualification of such Stock or other required action under any federal, state or foreign country law, rule or regulation and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Stock in compliance with applicable laws, rules and regulations. The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Stock in violation of any such laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Awards. Neither the Company nor its directors or officers shall have any obligation or liability to a Participant with respect to any Award (or Stock issuable thereunder) that shall lapse because of such postponement.

(i)  Indemnification.  Each person who is or shall have been a member of the Committee and each delegate of such Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be made a party or in which he or she may be involved in by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit or proceeding against him or her, provided that the Company is given an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it personally. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or by-laws, by contract, as a matter of law, or otherwise.

(j)  No Impact On Benefits.  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy or program.

(k)  No Constraint on Corporate Action.  Nothing in this Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets or (ii) to limit the right or power of the Company, or any Subsidiary, to take any action which such entity deems to be necessary or appropriate.

(l)  Unfunded Plan.  The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

(m)  Severability.  If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

(n)  Successors.  Any obligations of the Company or any Employer under the Plan with respect to Awards granted hereunder, shall be binding on any successor to the Company or Employer, respectively, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company or Employer, as applicable.

(o)  Headings and Captions.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.